Exhibit 99.1

Virco Reports First Quarter Results

First Quarter Sales Increased by 19% compared to the prior year.
Order rates for the first quarter trail the prior year
Trade uncertainties, weather impacts lead to conflicting signals in School Furniture Market

June 14, 2019; Torrance, California: Virco Mfg. Corporation announced results for the first quarter ended April 30, 2019, in the following letter to shareholders:

Revenue for the first quarter ended April 30, 2019 increased 19% to $26,893,000 this year vs. $22,569,000 last year. This significant improvement occurred despite a generalized slowdown in the rate of incoming orders, which may be linked to one or more of the following:

1.	Trade uncertainties and their related impacts on imported school furniture and components;

2.	Regional delays in school construction due to severe weather in winter and late spring, especially in the Midwest and the drainages of the Arkansas and Mississippi Rivers; and

3.	Some negative reaction to the Company’s previously announced price increase, which went into effect at the beginning of this year’s order cycle.

Because of the extreme seasonality of the school furniture market, where orders peak in spring but deliveries peak in summer, Management has for many years relied on the metric of year-to-date shipments plus backlog to track business activity. The Company’s first quarter communications often report this number to help investors evaluate the Company’s trajectory. Through the end of May, shipments plus backlog stood at $99,741,000 versus $106,063,000 on the same date last year. This is a decline of 6.0%.

However, factoring in the Company’s price increase, the trajectory in 2019 is more favorable. As discussed in our Form 10K for the year ended January 31, 2019, the Company incurred severe cost increases in raw materials and imported components in the prior year. The Company increased selling prices at the beginning of the year - enough to recover the cost increases from the prior year and anticipated costs increases in the current year. The effect of the price increase was not apparent in the first quarter as the Company began the year with a backlog of approximately $20 million of orders received prior to the price increase.

Management further believes that order rates may begin to approach last year’s levels as summer progresses. Order rates for the seasonally slow months of February and March were significantly below the comparable months in the prior year, and order rates matched the prior year in the months of April and May. The Company’s ability to deliver quickly from its U.S. factories and warehouses may prove attractive in this year of uncertainty as school districts confront project delays for any of the reasons mentioned above.

The bottom-line impacts of higher selling prices will only become fully apparent with the peak volumes of summer. Nonetheless, the operating loss of $3,597,000 in the seasonally light first quarter represents a 19% improvement compared to last year’s loss of $4,468,000 in the same period.

Here are the numbers for the first quarter ended April 30, 2019:

		Three Months Ended
		4/30/2019	4/30/2018
		(In thousands, except per share data)

Net sales		$ 26,893	$ 22,569
Cost of sales		17,809	14,884
Gross profit		9,084	7,685
Selling, general administrative & other expense		12,681	12,153
Operating loss		(3,597)	(4,468)
Pension expense		188	120
Interest expense, net		700	446
Loss before income taxes		(4,485)	(5,034)
Income tax benefits		(1,418)	(1,462)
Net loss		$ (3,067)	$ (3,572)

Net loss per share - basic		$ (0.20)	$ (0.23)
Net loss per share - diluted (a)		$ (0.20)	$ (0.23)

Weighted average shares outstanding - basic		15,486	15,317
Weighted average shares outstanding - diluted (a)		15,486	15,317

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2019	1/31/2019	4/30/2018
Current assets	$ 79,298	$ 63,111	$ 77,822
Non-current assets	84,010	60,002	61,685
Current liabilities	53,702	32,125	51,412
Non-current liabilities	55,330	33,961	32,831
Stockholders' equity	54,276	57,027	55,264

Virco Chairman and CEO Robert Virtue commented on the first quarter results: “We are now well into this year’s order cycle under the new pricing regime. Given all the moving pieces with global trade and weather impacts, we are reasonably satisfied with our progress so far. We expect to have a traditionally busy summer delivery season, but we’re also very well prepared for that since we have such a high proportion of the backlog already manufactured and ready for delivery. The precision of aim on these orders is the highest that I can recall in my years at Virco. We are well positioned to deliver a high level of customer satisfaction this summer.”

President Doug Virtue elaborated: “During the off-season we successfully implemented a strategic inventory program designed to insure complete, timely deliveries for orders received before the typical summer rush. Our program has been well received by our customers, and we believe it may be part of the reason why this year’s first quarter shipments were higher than last year even with the overall decline in order rates. If this momentum continues through summer, it will have a positive effect on year-end results, especially when combined with this year’s higher selling prices.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer

Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2019 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.